Exhibit 99.1
Global Water Resources Reports Third Quarter 2026 Results

PHOENIX, AZ – November 3, 2026 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, reported results for the three and nine months ended September 30, 2026. Unless otherwise noted, all comparisons are to the corresponding period in the prior year. The company will hold a conference call on Thursday, November 5, 2026 at 1:00 p.m. Eastern time to discuss the results (see dial-in information below).
Q3 2026 Financial Highlights
•Total revenue for the third quarter of 2026 increased $0.8 million or 5.0% year-over-year (YoY) to $16.3 million compared to the same period in 2025. Total revenue for the year-to-date period increased $5.1 million or 12.2% to $47.4 million. The increase in both periods was primarily driven by organic connection growth in active water and wastewater connections, increased consumption revenue from irrigation, residential and multi-family customers, and higher rates. The increase in the year-to-date period was also aided by unregulated revenue recognition of $2.1 million during the second quarter of 2026 and the acquisition of the seven water systems from the City of Tucson in July 2025.
•Net income for the third quarter of 2026 decreased $0.7 million to $1.0 million or $0.03 per diluted share, as compared to net income of $1.7 million or $0.06 per diluted share in the third quarter of 2025. Net income for the year-to-date period was $3.4 million or $0.12 per diluted share, as compared to net income of $3.9 million or $0.15 per diluted share in the prior year period. The decrease in both periods was primarily driven by higher depreciation and net interest expense.
•Adjusted EBITDA, a non-GAAP measure, remained largely consistent for the quarter-to-date periods at $7.8 million. Adjusted EBITDA for the year-to-date period increased $1.0 million or 5.0% to $21.4 million (see definition of adjusted EBITDA, and its reconciliation to GAAP, below). The year-to-date increase was primarily driven by higher revenue and partially offset by increased operations and maintenance expense.
•Completed a $10.0 million private placement of common stock and amended its revolving credit facility, increasing borrowing capacity from $20.0 million to $30.0 million.
•Declared three monthly cash dividends of $0.02533 per common share or $0.30396 per common share on an annualized basis.
Q3 2026 Operational Highlights
•Total active service connections at September 30, 2026 increased 2.4% YoY to 69,797.
•Water consumption remained steady at approximately 1.3 billion gallons.
•Invested $6.9 million in Q3 2026 in infrastructure projects to support continued safe and reliable service in our existing utilities.
•GW-Palo Verde filed a motion to withdraw its rate application in accordance with the company’s previously announced settlement agreement, which remains subject to Arizona Corporation Commission (ACC) approval. The motion was granted on July 29, 2026. Global Water plans to refile the GW-Palo Verde rate case in 2027 using a 2026 test year.
Subsequent Events
•GW-Santa Cruz received ACC approval of its new water availability fee on October 14, 2026.
•On October 19, 2026, the Administrative Law Judge (ALJ) issued a Recommended Opinion and Order, which recommended that the ACC adopt the settlement agreement with new rates for GW-Santa Cruz effective December 1, 2026.

Management Commentary
“In the third quarter, total revenue increased 5.0% year over year to $16.3 million,” commented Global Water Resources President and CEO Ron Fleming. “Total active service connections increased 2.4% year over year to 69,797.
“We invested $6.9 million during the quarter in infrastructure improvements across our existing utilities. These investments build on our significant 2025 capital program, including recommissioning the Southwest Plant Water Reclamation Facility, and expand the rate base needed to continue safe and reliable service to our customers and communities over the long term.
“As expected, assets placed in service under the 2025 and 2026 capital improvement plans increased depreciation expense and continued to affect near-term net income and earnings per share. Operations and maintenance expense also increased, primarily due to rising medical costs and higher costs to power and operate our newly operational plant.
“At the same time, general and administrative expense remained relatively flat at $4.8 million, compared with $4.9 million in the prior-year quarter, reflecting our continued focus on cost discipline. We remain committed to pursuing long-term earnings growth by combining disciplined expense management with organic growth and appropriate rate recovery.
“We appreciate the ALJ issuing his order and opinion to the ACC recommending adoption of the settlement agreement for our GW-Santa Cruz and GW-Palo Verde utilities, which will be deliberated by the ACC at the open meeting on November 4, 2026. If approved, we expect new rates for GW-Santa Cruz to take effect on December 1, 2026.
“For GW-Palo Verde, the withdrawal of the current rate case provides a clearer path to seeking appropriate recovery using a 2026 test year. We have begun preparing rate reviews for GW-Palo Verde and our three Pima County utilities—GW-Saguaro, GW-Farmers and GW-Ocotillo—which we anticipate filing in the first half of 2027, with estimated new rates in 2028.
“We have also started preliminary planning for the next GW-Santa Cruz rate case, tentatively using a 2027 test year for a 2028 filing and estimated new rates in 2029. Across these proceedings, we are communicating with community stakeholders and ACC staff about the importance of our investments and the customer benefits they provide.
“Several long-term growth drivers support our outlook for Arizona’s Sun Corridor. Earlier this year, TSMC increased its planned Arizona investment by $100 billion to $265 billion, supporting additional semiconductor manufacturing and advanced packaging facilities that are expected to drive job creation and regional development. Arizona’s Ag-to-Urban program also creates a pathway to convert agricultural water rights to municipal use, potentially supporting new housing while reducing groundwater demand. With approximately 384,000 eligible agricultural acres across the Phoenix and Pinal active management areas—including about two-thirds in Pinal County—we believe the program could support sustainable development and long-term demand across our core service areas.
“While the pace of new connection and permit activity has slowed recently, ongoing development throughout the Phoenix metropolitan area—particularly in the City of Maricopa—continues to support organic growth in our active connection base. We believe the decline is temporary, primarily driven by higher mortgage rates and other macroeconomic factors, and that we remain well-positioned to benefit from the region’s long-term population and job growth, housing affordability and transportation improvements such as the State Route 347 widening. By expanding our Total Water Management platform and applying our expertise across our regional service areas and new utilities, we believe we can create lasting value for customers, communities and shareholders.”
Financial Summary for the Three Months Ended September 30, 2026 and 2025
Revenue

	Three Months Ended		Favorable (Unfavorable)
	September 30,		2026 vs. 2025
(in thousands)	2026	2025		%
Water service	$9,004	$8,481	$523	6.2%
Wastewater and recycled water service	7,297	7,038	259	3.7%
Total revenue	$16,301	$15,519	$782	5.0%

The increase in revenue for the three months ended September 30, 2026 as compared to the three months ended September 30, 2025 was primarily attributable to:
•Organic growth in active water and wastewater connections.
•Increased consumption revenue from irrigation, residential and multi-family customers, predominantly driven by growth in active connections, partially offset by a decrease in consumption revenue from construction customers.
•Higher rates for GW-Farmers resulting from the GW-Farmers general rate case, effective November 1, 2025 and May 1, 2026, as well as a rate increase for GW-Ocotillo, effective July 6, 2026, that was approved prior to the Company’s acquisition of the seven water systems from the City of Tucson.
Operating Expenses

	Three Months Ended		Favorable (Unfavorable)
	September 30,		2026 vs. 2025
(in thousands)	2026	2025	$	%
Personnel costs - operations and maintenance	$1,563	$1,436	$(127)	(8.8)%
Utilities, chemicals and repairs	1,617	1,229	(388)	(31.6)%
Other operations and maintenance expenses	1,307	1,458	151	10.4%
Total operations and maintenance expense	4,487	4,123	(364)	(8.8)%
Personnel costs - general and administrative	2,221	2,470	249	10.1%
Professional fees	411	525	114	21.7%
Other general and administrative expenses	2,155	1,924	(231)	(12.0)%
Total general and administrative expense	4,787	4,919	132	2.7%
Depreciation, amortization and accretion	4,634	3,555	(1,079)	(30.4)%
Total operating expenses	$13,908	$12,597	$(1,311)	(10.4)%
Operations and Maintenance
•Higher personnel costs were primarily attributable to filling vacancies and rising medical costs.
•Higher utilities, chemicals and repairs were primarily driven by additional processing equipment in operation as a result of our 2025 capital improvement plan, including two new wastewater treatments plants placed into service after the third quarter of 2025. Increased electricity rates also contributed to higher purchased power costs.
•The decrease in other operations and maintenance expenses was primarily driven by lower contract services as a result of a storm event in the prior year period that did not recur in the current year period. The decrease was partially offset by increased costs related to IT services.
General and Administrative
•Lower personnel costs were primarily driven by decreased hiring and moving expenses, partially offset by increased salaries and wages as a result of increased headcount.
•The decrease in professional fees was largely attributable to higher legal fees in the prior year period associated with the Nikola bankruptcy and the acquisition of the seven water systems from the City of Tucson in July 2025.
•The increase in other general and administrative expenses was primarily attributable to higher general liability insurance costs, permit fees and IT services.

Depreciation, Amortization and Accretion
The increase for the three months ended September 30, 2026 as compared to the three months ended September 30, 2025 was substantially attributable to a 15.3% increase in depreciable fixed assets as a result of our 2025 capital improvement plan, which resulted in a significant number of assets placed in service in the fourth quarter of 2025.
Total Other Expense
The increase of $0.4 million in total other expense to $1.0 million for the three months ended September 30, 2026 as compared to $0.6 million for the three months ended September 30, 2025 was substantially attributable to:
•An increase in interest expense of $0.3 million primarily due to a term loan entered into in December 2025 to support our 2025 capital improvement plan and increased borrowings under the company’s revolving credit facility in the current year period.
•A decrease in AFUDC-Equity of $0.1 million substantially due the completion of a wastewater treatment facility in June 2026.
•A decrease in income associated with Buckeye growth premiums of $0.1 million that resulted from fewer new meter connections in the area.
Net Income
Net income decreased $0.7 million or 41.5% to $1.0 million or $0.03 per diluted share in the third quarter of 2026, compared to net income of $1.7 million or $0.06 per diluted share in the third quarter of 2025. The decrease primarily reflects increased depreciation expense and net interest expense resulting from the company’s 2025 and 2026 rate base investments, partially offset by an increase in regulated revenue.
Adjusted EBITDA
Adjusted EBITDA, a non-GAAP measure, remained largely consistent at $7.8 million in the third quarter of both 2026 and 2025.
Adjusted Net Income
Adjusted net income, a non-GAAP measure, was $1.0 million in the third quarter of 2026, compared to $1.8 million in the same period in 2025. The decrease is primarily the result of increased depreciation expense and net interest expense resulting from the company’s 2025 and 2026 rate base investments, partially offset by an increase in regulated revenue.
Financial Summary for the Nine Months Ended September 30, 2026 and 2025
Revenue

	Nine Months Ended		Favorable (Unfavorable)
	September 30,		2026 vs. 2025
(in thousands)	2026	2025		%
Water service	$24,014	$21,829	$2,185	10.0%
Wastewater and recycled water service	21,229	20,388	841	4.1%
Total regulated revenue	45,243	42,217	3,026	7.2%
Unregulated revenue	2,111	—	2,111	N/M
Total revenue	$47,354	$42,217	$5,137	12.2%
N/M denotes a change not considered meaningful due to immaterial prior year value
The increase in regulated revenue for the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025 was primarily attributable to:
•The acquisition of the seven water systems from the City of Tucson in July 2025.
•Organic growth in active water and wastewater connections.
•Increased consumption revenue from irrigation, residential, commercial and multi-family customers, predominantly driven by growth in active connections and higher usage largely as a result of higher temperatures and drier weather during the current year period, partially offset by a decrease in consumption revenue from construction customers.

•Higher rates for GW-Farmers resulting from the GW-Farmers general rate case, effective November 1, 2025 and May 1, 2026, as well as a rate increase for GW-Ocotillo, effective July 6, 2026, that was approved prior to the Company’s acquisition of the seven water systems from the City of Tucson.
The increase in unregulated revenue for the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025 was related to ICFA revenue recorded in connection with the commissioning of a new wastewater reclamation facility in GW-Hassayampa’s service territory in June 2026.
Operating Expenses

	Nine Months Ended		Favorable (Unfavorable)
	September 30,		2026 vs. 2025
(in thousands)	2026	2025	$	%
Personnel costs - operations and maintenance	$4,584	$4,132	$(452)	(10.9)%
Utilities, chemicals and repairs	4,177	3,444	(733)	(21.3)%
Other operations and maintenance expenses	4,465	4,151	(314)	(7.6)%
Total operations and maintenance expense	13,226	11,727	(1,499)	(12.8)%
Personnel costs - general and administrative	6,632	6,901	269	3.9%
Professional fees	1,155	1,433	278	19.4%
Other general and administrative expenses	5,757	5,159	(598)	(11.6)%
Total general and administrative expense	13,544	13,493	(51)	(0.4)%
Depreciation, amortization and accretion	13,296	10,200	(3,096)	(30.4)%
Total operating expenses	$40,066	$35,420	$(4,646)	(13.1)%
Operations and Maintenance
•Higher personnel costs were primarily attributable to rising medical costs.
•Higher utilities, chemicals and repairs were primarily driven by additional processing equipment in operation as a result of our 2025 capital improvement plan, including two new wastewater treatments plants placed into service after the third quarter of 2025, and increased consumption during the current year period. Increased electricity rates also contributed to higher purchased power costs.
•The increase in other operations and maintenance expenses was primarily driven by:
◦Higher costs related to IT services.
◦A loss on the disposal of utility plant and expenses related to wastewater disposal prior to the start-up of the GW-Hassayampa wastewater reclamation facility in June 2026.
◦Operating costs incurred during the first six months of 2026 related to the seven water systems acquired from the City of Tucson in July 2025 compared to no such costs during the first six months of 2025.
General and Administrative
•Lower personnel costs were primarily driven by decreased hiring and moving expenses.
•Lower professional fees were substantially the result of higher legal fees in the prior year period associated with the Nikola bankruptcy and the acquisition of the seven water systems from the City of Tucson.
•The increase in other general and administrative expenses was primarily attributable to:
◦Higher general liability insurance costs.
◦Increased contract service costs primarily associated with IT services.
◦Increased rent expense related to the renewal of our corporate office lease in August 2025.
Depreciation, Amortization and Accretion
The increase for the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025 was substantially attributable to a 15.3% increase in depreciable fixed assets as a result of our 2025 capital improvement plan, which resulted in a significant number of assets placed in service in the fourth quarter of 2025. In addition, amortization of intangible assets increased in the current year period in connection with ICFA payments received.
Total Other Expense
The increase of $1.3 million in total other expense to $2.7 million for the nine months ended September 30, 2026 as compared to $1.4 million for the nine months ended September 30, 2025 was substantially attributable to:
•An increase in interest expense of $0.6 million primarily due to a term loan entered into in December 2025 to support our 2025 capital improvement plan and increased borrowings under the company’s revolving credit facility in the current year period.
•A decrease in interest income of $0.2 million as a result of carrying lower average cash balances.
•A decrease in AFUDC-Equity of $0.2 million substantially due to the completion of a wastewater treatment facility in June 2026.
•A decrease in income associated with Buckeye growth premiums of $0.2 million that resulted from fewer new meter connections in the area.
Net Income
Net income decreased $0.5 million or 13.6% to $3.4 million or $0.12 per diluted share in the nine months ended September 30, 2026, compared to net income of $3.9 million or $0.15 per diluted share in the nine months ended September 30, 2025. The decrease is primarily the result of higher depreciation expense and net interest expense resulting from the company’s 2025 and 2026 rate base investments, partially offset by an increase in regulated revenue and $2.1 million of unregulated ICFA revenue.
Adjusted EBITDA
Adjusted EBITDA, a non-GAAP measure, increased $1.0 million or 5.0% to $21.4 million for the nine months ended September 30, 2026, compared to $20.4 million in the same period in 2025. The increase is primarily attributable to higher regulated revenue, partially offset by increased operations and maintenance expense.
Adjusted Net Income
Adjusted net income, a non-GAAP measure, was $1.9 million for the nine months ended September 30, 2026, compared to $4.0 million in the same period in 2025. The decrease is primarily the result of higher depreciation expense and net interest expense resulting from the company’s 2025 and 2026 rate base investments, partially offset by an increase in regulated revenue.
Dividend Policy
The company recently declared a monthly cash dividend of $0.02533 per common share (or $0.30396 per share on an annualized basis), payable on November 30, 2026, to holders of record at the close of business on November 16, 2026.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the ACC. The company plans to continue aggregating water and wastewater utilities through strategic acquisitions and entity consolidation, which is expected to enable the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of September 30, 2026, active service connections increased by 1,667 or 2.4% to 69,797 compared to 68,130 at September 30, 2025. The increase in active service connections was due to organic growth in the company’s service areas.
Arizona’s Growth Corridor: Positive Population and Economic Trends
The company continues to experience organic growth exhibited through its year-over-year organic increase in active connections (i.e., exclusive of acquisition related growth) of 2.4% as of September 30, 2026. According to the 2025 U.S. Census estimates, the Phoenix metropolitan statistical area (MSA) is the 10th largest MSA in the U.S. and had an estimated population of 5.2 million, an increase of 7.9% over the 4.8 million people reported in the 2020 Census.

Growth in the Phoenix MSA continues as a result of its excellent weather, large and growing universities, a diverse employment base, and low taxes. The Arizona Office of Economic Opportunity predicts that the Phoenix metropolitan area will have a population of 5.7 million people by 2030 and 6.3 million by 2040.
The company’s organic growth continues to be primarily influenced by the comparatively lower cost of housing in the City of Maricopa relative to other areas within the Phoenix MSA. As of September 2026, the median home sales price in the City of Maricopa was 24% lower than in the City of Phoenix. In addition, construction on the State Route 347 Improvement Project began in June 2026, with completion scheduled for 2029. The project represents a transformative investment in regional infrastructure that the company believes will enhance safety, improve mobility and support the continued growth of the City of Maricopa and surrounding areas.
While the pace of new connection and permit activity has slowed recently, ongoing development throughout the Phoenix MSA, particularly in the City of Maricopa, continues to support organic growth, as reflected in the company’s 2.4% year-over-year increase in active connections. Management believes, despite fluctuations in permit projections, the company remains well-positioned to benefit from the anticipated long-term growth of the Phoenix MSA. The company continues to expect a positive long-term outlook based on forecasted performance of job and population growth, as well as indicators of stabilizing construction in the single-family housing market in the Phoenix MSA.
Conference Call
Global Water Resources will hold a conference call on Thursday, November 5, to discuss its third quarter of 2026 results, including a question-and-answer period.
Date: Thursday, November 5, 2026
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-833-816-1435
International dial-in number: 1-412-317-0527
Call me™ Link: here
Call me™ Passcode: 5527308
Webcast (live and replay): here
The conference call webcast is also available via a link in the Investors section of the company’s website at www.gwresources.com.
Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting to the call, please contact Encore at 1-949-432-7450.
A replay of the call will be available approximately three hours after the conference end time through November 19, 2026.
Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10212504
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 39 systems which provide water, wastewater, and recycled water service. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix and Tucson. Global Water recycles over 1 billion gallons of water annually with 21.7 billion gallons recycled since 2004.
The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.
Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the Water Environment Federation (WEF). The company also received Cityworks’ Excellence in Departmental Practice

Award for demonstrating leadership and creativity in applying public asset management strategies to daily operations and long-term planning.
To learn more, visit www.gwresources.com.
Use of Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, amortization and accretion. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) restricted stock expense related to awards made to employees and the board of directors; (ii) disposal of assets; (iii) ICFA revenue; and (iv) nonrecurring events, as applicable. Adjusted net income and adjusted diluted earnings per common share reflect net income and diluted earnings per common share excluding the gain or loss related to (i) ICFA revenue; (ii) amortization related to ICFA intangible assets; (iii) disposal of assets (iv) nonrecurring events; and (v) the tax effect of these items, as applicable.
Management believes that EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share are also presented because management believes that they provide our investors additional measures of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share, should not be construed as an alternative to net income, diluted earnings per common share, or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA, adjusted EBITDA and adjusted net income to net income and a reconciliation of adjusted diluted earnings per common share to diluted earnings per common share, the most comparable GAAP measures, are included in the schedules attached to this press release.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release and the related conference call include certain forward-looking statements which reflect the company's expectations regarding future events. These forward-looking statements include, but are not limited to, statements about our strategies; expectations about future business plans, prospective performance, growth, and opportunities, including the potential for new service connections; future financial performance; regulatory and ACC proceedings, decisions and approvals, such as the outcome, timing and other statements regarding our plans, expectations and estimates relating to our rate cases and other applications with the ACC and other regulatory bodies, including with respect to the settlement agreement for the GW-Santa Cruz and GW-Palo Verde rate cases and pending Designation of Assured Water Supply applications; our plans relating to future filings of our rate cases and other regulatory applications; acquisition plans and strategies, including our ability to complete additional acquisitions, and our expectations about future benefits of our acquisitions, such as projected revenue from our acquisitions, as well as our plans relating to the integration and upgrade of acquired water systems; statements concerning Arizona’s Assured Water Supply “Ag-to-Urban” program and ADOT’s SR 347 widening project, including anticipated benefits; population and growth projections; technologies, including expected benefits from implementing such technologies; revenue; metrics; operating expenses; trends relating to our industry, market, population and job growth, and housing permits; the adequacy of our water supply to service our current demand and growth for the foreseeable future; liquidity and capital resources; plans and expectations for capital expenditures; cash flows and uses of cash; dividends; depreciation and amortization; tax payments; our ability to repay indebtedness and invest in initiatives; the anticipated impact and resolutions of legal matters; the anticipated impact of new or proposed laws, including regulatory requirements, tax changes, and judicial decisions; the anticipated impact of accounting changes and other pronouncements; and other statements that are not historical facts, as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and

Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact: Michael J. Liebman CFO and EVP Tel (480) 999-5104 mike.liebman@gwresources.com	Investor Relations: Ron Both or Grant Stude Encore Investor Relations Tel (949) 432-7450 GWRS@encore-ir.com

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except share and per share amounts)	September 30, 2026	December 31, 2025
Assets
Utility plant	$634,554	$610,766
Less: accumulated depreciation	(182,410)	(168,915)
Net utility plant	452,144	441,851
Current Assets
Cash and cash equivalents	3,457	4,080
Accounts receivable, net of allowance for credit losses of $290 and $244, respectively	3,926	3,746
Unbilled revenue	4,002	3,409
Prepaid expenses and other current assets	3,943	3,388
Total current assets	15,328	14,623
Other Assets
Goodwill	6,390	6,512
Intangible assets, net	5,912	6,062
Regulatory assets	7,130	7,003
Restricted cash	2,405	2,755
Right-of-use assets, net	3,674	3,990
Other noncurrent assets	117	117
Total other assets	25,628	26,439
Total Assets	$493,100	$482,913
Capitalization and Liabilities
Capitalization
Common stock, $0.01 par value, 60,000,000 shares authorized; 30,312,569 and 29,116,183 shares issued, respectively	$297	$285
Treasury stock, 377,221 and 359,329 shares, respectively	(2)	(2)
Additional paid-in capital	94,172	87,294
Retained deficit	(768)	(961)
Total shareholders’ equity	93,699	86,616
Long-term debt, net	127,822	129,756
Total Capitalization	221,521	216,372
Current Liabilities
Accounts payable	761	2,251
Customer and meter deposits	1,705	1,725
Long-term debt, current portion	3,948	3,942
Leases, current portion	626	850
Accrued expenses and other current liabilities	12,937	10,457
Total current liabilities	19,977	19,225
Other Liabilities
Long-term lease liabilities	3,704	3,741
Deferred revenue - ICFA	22,415	22,772
Regulatory liabilities	5,148	5,214
Advances in aid of construction	157,223	155,414
Contributions in aid of construction, net	39,821	37,857
Deferred income tax liabilities, net	9,765	9,699
Hook-up fee liabilities	8,942	8,410
Other noncurrent liabilities	4,584	4,209
Total other liabilities	251,602	247,316
Total Capitalization and Liabilities	$493,100	$482,913

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share amounts)	2026	2025	2026	2025
Revenue
Water service	$9,004	$8,481	$24,014	$21,829
Wastewater and recycled water service	7,297	7,038	21,229	20,388
Unregulated revenue	—	—	2,111	—
Total revenue	16,301	15,519	47,354	42,217
Operating Expenses
Operations and maintenance	4,487	4,123	13,226	11,727
General and administrative	4,787	4,919	13,544	13,493
Depreciation, amortization and accretion	4,634	3,555	13,296	10,200
Total operating expenses	13,908	12,597	40,066	35,420
Operating Income	2,393	2,922	7,288	6,797
Other Income (Expense)
Interest income	46	45	131	360
Interest expense	(1,747)	(1,490)	(5,087)	(4,464)
Other, net	676	880	2,289	2,667
Total other expense	(1,025)	(565)	(2,667)	(1,437)
Income Before Income Taxes	1,368	2,357	4,621	5,360
Income tax expense	(363)	(640)	(1,235)	(1,440)
Net Income	$1,005	$1,717	$3,386	$3,920

Basic earnings per common share	$0.03	$0.06	$0.12	$0.15
Diluted earnings per common share	$0.03	$0.06	$0.12	$0.15
Dividends declared per common share	$0.08	$0.08	$0.23	$0.23

Weighted average number of common shares used in the determination of:
Basic	29,291,460	27,475,956	28,945,608	26,447,769
Diluted	29,317,745	27,508,451	28,977,387	26,500,207

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended September 30,
(in thousands)	2026	2025
Cash Flows from Operating Activities:
Net income	$3,386	$3,920
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	13,296	10,200
Share-based compensation	669	715
Deferred income tax expense	110	417
AFUDC-Equity	(664)	(839)
Unregulated revenue	(2,111)	—
Operating lease expense	250	287
Other adjustments	289	162
Changes in assets and liabilities
Accounts receivable and other current assets	(803)	712
Accounts payable and other current liabilities	696	1,987
Other noncurrent assets	180	(18)
Other noncurrent liabilities	773	(67)
Net cash provided by operating activities	16,071	17,476
Cash Flows from Investing Activities:
Capital expenditures	(19,808)	(49,629)
Cash paid for acquisitions, net of cash acquired	—	(8,098)
Net cash used in investing activities	(19,808)	(57,727)
Cash Flows from Financing Activities:
Dividends paid	(6,590)	(6,016)
Advances and contributions in aid of construction	3,511	5,542
Refunds of advances for construction	(1,633)	(1,327)
Principal payments under finance lease	(353)	(289)
Repayments of long-term debt	(1,999)	(1,993)
Revolver borrowings	11,800	7,200
Revolver repayments	(11,800)	(350)
Issuance of common stock, net of issuance costs	10,000	44,130
Financing costs of debt and equity transactions	(23)	(299)
Other financing activities	(149)	72
Net cash provided by financing activities	2,764	46,670
Increase (Decrease) in cash, cash equivalents, and restricted cash	(973)	6,419
Cash, cash equivalents, and restricted cash — Beginning of period	6,835	11,156
Cash, cash equivalents, and restricted cash — End of period	$5,862	$17,575

Supplemental disclosure of cash flow information:

(in thousands)	September 30, 2026	September 30, 2025
Cash and cash equivalents	$3,457	$15,255
Restricted cash	2,405	2,320
Total cash, cash equivalents, and restricted cash	$5,862	$17,575

A reconciliation of net income to EBITDA and adjusted EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Net Income	$1,005	$1,717	$3,386	$3,920
Income tax expense	363	640	1,235	1,440
Interest income	(46)	(45)	(131)	(360)
Interest expense	1,747	1,490	5,087	4,464
Depreciation, amortization and accretion	4,634	3,555	13,296	10,200
EBITDA	7,703	7,357	22,873	19,664
ICFA revenue[1]	—	—	(2,111)	—
Loss on disposal of fixed assets[2]	—	—	131	—
Restricted stock expense[3]	144	256	482	526
Storm-related expenses[4]	—	172	—	172
EBITDA adjustments	144	428	(1,498)	698
Adjusted EBITDA	$7,847	$7,785	$21,375	$20,362
A reconciliation of net income to adjusted net income and diluted earnings per common share to adjusted diluted earnings per common share is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share amounts)	2026	2025	2026	2025
Net Income	$1,005	$1,717	$3,386	$3,920
ICFA revenue[1]	—	—	(2,111)	—
Loss on disposal of fixed assets[2]	—	—	131	—
Storm-related expenses[4]	—	172	—	172
ICFA intangible amortization expense[5]	8	—	45	—
Income tax effect of items above	(2)	(43)	488	(43)
Adjusted Net Income	$1,011	$1,846	$1,939	$4,049

Diluted weighted average common shares	29,317,745	27,508,451	28,977,387	26,500,207

Diluted earnings per common share	$0.03	$0.06	$0.12	$0.15
Adjustments to diluted earnings per common share	—	0.01	(0.05)	—
Adjusted diluted earnings per common share	$0.03	$0.07	$0.07	$0.15
1Represents unregulated revenue related to ICFA agreements previously recorded as deferred revenue.
2Represents the disposal of certain assets that were no longer used and useful following the completion of new water treatment assets.
3Represents noncash restricted stock expense for awards made to employees and nonemployee directors.
4Represents one-time expenses related to severe weather events, most of which were recovered from responsible third parties in the fourth quarter of 2025.
5Represents amortization expense of intangible assets associated with ICFA payments received in the first and third quarters of 2026.